Exhibit 3.2.33

CLEAR CHANNEL CAPITAL I, LLC

LIMITED LIABILITY COMPANY AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) dated and effective as of February 11, 2008 by Clear Channel Capital II, LLC (the “Member”).

W I T N E S S E T H:

WHEREAS, the signatory is the sole member of a limited liability company known as Clear Channel Capital I, LLC (the “Company”) formed by the filing of a Certificate of Formation (the “Certificate of Formation”) pursuant to the Delaware Limited Liability Company Act (the “Delaware Act”);

WHEREAS, the signatory hereto desires to set forth certain of its rights and obligations with respect to the Company pursuant to the Delaware Act; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A;

NOW, THEREFORE, the signatory hereto agrees as follows:

1. Formation. Arin Jonathan Silber has acted as the organizer to form the Company as a Delaware limited liability company by preparing, executing and filing with the Delaware Secretary of State the Certificate of Formation pursuant to the Delaware Act. The Member hereby confirms and ratifies such formation of the Company and forever discharges such organizer, and such organizer shall be indemnified by the Company, from and against any expense or liability actually incurred by such organizer by reason of having been the organizer of the Company.

2. Name. The name of the Company is Clear Channel Capital I, LLC.

3. Term. The term of the Company commenced upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, and shall be perpetual, unless sooner dissolved in accordance with Section 14 hereof.

4. Principal Place of Business, Registered Office; Registered Agent.

(a) The principal place of business of the Company shall be located at such place as the Member shall determine and the Company may change such principal place of business or establish other places of business as the Member may from time to time deem advisable.

(b) The address of the registered office of the Company in the State of Delaware is as set forth in the Certificate of Formation.

(c) The name and address of the registered agent for service of process on the Company in the State of Delaware is as set forth in the Certificate of Formation.

5. Nature of Business Permitted; Powers. The Company (i) shall have the power and authority to carry on any lawful business, purpose or activity not prohibited under the Delaware Act and (ii) shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

6. Specific Purpose. Without limiting the generality of Section 5, but subject to the terms and conditions set forth in this Agreement, the purposes of the Company shall be to (a) invest (directly or indirectly) in securities of BT Triple Crown Merger Co., Inc., a Delaware corporation (“Mergerco”), and, following the closing of the transactions set forth in the Merger Agreement (as defined below), Clear Channel Communications, Inc., a Texas corporation(“CCU”), which shall be the successor to Mergerco, (b) engage in activities ancillary thereto, including filing tax returns, selling such securities and receiving dividends, and (c) engage in any other lawful activities related to the foregoing clauses (a) and (b).

7. Sole Member. Clear Channel Capital II, LLC shall be the sole “member” (as such term is defined in the Delaware Act) of the Company.

8. Board of Managers.

(a) There shall be established a Board of Managers (the “Board”) whose authorized number of members (each a “Manager”) shall be fixed at such number as is from time to time determined by the Member, all of whom shall be individuals. All of the Managers shall be appointed by the Member and any Manager may be removed from the Board at any time by the Member. Each Manager shall remain in office until his or her death, resignation or removal, and in the event of death, resignation or removal of a Manager, the Member shall fill the vacancy created. The initial Managers as of the date hereof shall be Scott M. Sperling, Steve Barnes, Richard J. Bressler, Charles A. Brizius, John P. Connaughton, Ed Han, Ian K. Loring and Kent R. Weldon. It is contemplated that the Board will have the same number of members and will be comprised of the same individuals as the board of managers of the Member.

(b) Exhibit 8 sets forth the procedures for the conduct of the affairs of the Board and decisions of the Board shall be set forth in a resolution adopted in accordance with the procedures set forth in Exhibit 8 and any other applicable requirements under this Agreement. Such decisions shall be decisions of the Company’s “managers” for all purposes of the Act and may be carried out by officers or agents of the Company who are designated to do so by the Board in the resolution in question or in one or more standing resolutions or who otherwise have the power and authority to do so under Section 9.

(c) A decision of the Board may be amended, modified or repealed in the same manner in which a decision may be adopted in accordance with the procedures set forth in Exhibit 8 and any other applicable requirements of this Agreement, in all cases as such procedures and other requirements are then in effect; provided, however, that no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original resolution, certified by a duly authorized officer of the Company, until such Person has been notified in writing of such amendment, modification or repeal; and provided, further, that no such amendment, modification or repeal shall invalidate actions previously authorized by such original resolution with respect to any Person if such original resolution shall have been reasonably relied upon by such Person.

(d) Except as otherwise specified in this Agreement, the Board shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise specified in this Agreement, Persons designated by the Board, including officers and agents appointed by the Board, shall be the only Persons authorized to execute documents that shall be binding on the Company. Each Manager shall have the same fiduciary duty and other duties to the Member and the Company that a director of a corporation organized under Delaware law would have to such corporation and the shareholders thereof.

9. Officers. The Board shall have the power to appoint officers and agents to act for the Company with such titles, if any, as the Board deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board hereunder as the Board may determine; provided, however, that no such delegation by the Board shall cause the Board to cease to be the “managers” of the Company within the meaning of the Delaware Act. Unless the authority of the officer in question is limited in the document appointing such officer or is otherwise limited by the Board, subject to the other terms and conditions of this Agreement, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.

10. FCC Matters. If any action that is proposed to be taken under this Agreement would result in a change of control or other assignment of any license, permit or other authorization issued by the U.S. Federal Communications Commission (the “FCC”) such that the prior approval of the FCC would be required for the consummation of such action under any applicable U.S. federal communications laws, including the rules, regulations and policies of the FCC, the receipt of such approval shall be a condition to the consummation of such action and the Company and the Member shall obtain such approval, including by making any filings with the FCC required to obtain such approval, before taking such action.

11. Capital Contribution. The Member has made a capital contribution to the Company in the amount of $100. Except as the Member may otherwise agree in writing, the Member shall not be under any obligation to make any further capital contributions to the Company.

12. Fiscal Year; Financial Statements. Unless changed by the Board, the fiscal year of the Company shall end on the same day on which the fiscal year of CCU ends.

13. Filings. At the Company’s expense the Board shall cause any income tax returns for the Company that are required by applicable law to be prepared and timely filed with the appropriate government authorities. The Board, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under then current applicable laws, rules and regulations.

14. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) the written consent of the Board;

(b) the dissolution or withdrawal of the Member; or

(c) the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Delaware Act.

15. Winding Up. Upon the dissolution of the Company the Board may, in the name of and for and on behalf of the Company, prosecute and defend suits, whether civil, criminal or administrative, sell and close the Company’s business, dispose of and covey the Company’s property, discharge the Company’s liabilities and distribute to the Member any remaining assets of the Company, all without affecting the liability of the Board. Upon winding up of the Company, the assets shall be distributed as follows:

(a) first, to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

(b) second, to the payment and discharge of the claims of all creditors of the Company (other than the Member); and

(c) third, to the Member.

16. Articles of Dissolution. Within ninety days following the dissolution and the commencement of winding up of the Company, or at any other time there are no members of the Company, articles of dissolution shall be filed with the Delaware Secretary of State pursuant to the Delaware Act.

17. Termination. Upon completion of the dissolution, winding up, liquidation, and distribution of the assets of the Company, the Company shall be deemed terminated.

18. Liability. (a) Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Managers, the Member nor any partner, manager or other affiliate, agent or representative of the Member, nor any officer, director, manager, employee, stockholder, member, partner or other affiliate, agent or representative of any such person, nor any of the heirs, executors, successors or assigns of any of the foregoing (the “Indemnified Persons”), shall be obligated personally for any such debt, obligation or liability.

(b) Except as otherwise expressly required by law, or as otherwise agreed to by the Member in writing, the Member, in its capacity as the sole member of the Company, shall have no liability in excess of (i) the amount of its capital contribution to the Company, (ii) the amount standing in its capital account with the Company and (iii) the amount of any distributions made by the Company to the Member in violation of Section 18-607 of the Delaware Act.

19. Exculpation. Neither the Member nor any other Indemnified Person shall be personally liable to the Company for the repayment of any distributions made by the Company to the Member or for monetary damages for breach of fiduciary duty as a Manager, except to the extent that exculpation from liability is not permitted under applicable Delaware law as in effect at the time such liability is determined. No amendment or repeal of this Section 19 shall apply to or have any effect on the liability or alleged liability of any Manager for or with respect to any acts or omissions of such Manager occurring prior to such amendment or repeal.

20. Indemnification. (a) The Company shall indemnify and hold harmless the Managers, the Member and each other Indemnified Person from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which such Indemnified Person is or was involved, may be involved, or is threatened to be involved, as a party or otherwise, arising out of (i) any action or inaction on the part of the Company, (ii) any action or inaction on the part of the Indemnified Person in connection with the business and affairs of the Company, (iii) this Agreement, (iv) the Member’s status as a member of the Company or any Manager’s status as a manager of the Company (v) any action taken by the Member or any Manager or otherwise on behalf of the Company (collectively, “Liabilities”), regardless of whether the Member continues to be a member of the Company and regardless of whether the Indemnified Person continues to fall within the definition of Indemnified Person contained in Section 18 hereof, to the fullest extent permitted by the Delaware Act and all other applicable laws; provided, that an Indemnified Person shall be entitled to indemnification hereunder only to the extent that such Indemnified Person’s conduct did not constitute willful misfeasance, bad faith or gross negligence. The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption that such Indemnified Person’s conduct constituted willful misfeasance, bad faith or gross negligence.

(b) Expenses incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding subject to Section 20(a) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that such person is not entitled to be indemnified as authorized in Section 20(a); provided, however, that neither the foregoing nor Section 20(a) shall require the Company to indemnify or advance expenses to any Person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Person.

(c) The indemnification provided by this Section 20 shall be in addition to any other rights to which an Indemnified Person may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of each Indemnified Person.

(d) The Company may purchase and maintain insurance, at the Company’s expense, on behalf of one or more of the Indemnified Persons and such other persons as the Member shall determine, against any liability that may be asserted against, or any expense that may be incurred by, such person in connection with the activities of the Company or such persons’ acts or omissions in respect of the Company regardless of whether the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement.

(e) Any indemnification under this Section 20 shall be satisfied solely out of the assets of the Company. The Member shall not be subject to personal liability or required to fund or cause to be funded any obligation by reason of these indemnification provisions.

21. Other Activities Permitted. This Agreement shall not be construed in any manner to preclude the Member, any Manager or any of other Indemnified Person from engaging in any activity whatsoever permitted by applicable law (whether or not such activity might compete, or constitute a conflict of interest, with the Company) and no such Person shall have any obligation to present or otherwise make available to the Company any business opportunity of which that such person may become aware.

22. Business Opportunities. To the maximum extent permitted from time to time under the law of the State of Delaware, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, Managers or Member(s), other than those officers, Managers or Member(s) who are employees of the Corporation. No amendment or repeal of this Section 22 shall apply to or have any effect on the liability or alleged liability of any officers, Managers or Member(s) of the Company for or with respect to any opportunities of which such officer, Manager or Member becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any limited liability company interests of the Company shall be deemed to have notice of and to have consented to the provisions of this Section 22.

23. Successors; Delaware Law; Etc. This Agreement (a) shall be binding upon the executors, administrators, estates, heirs, successors and permitted assigns of the Member, (b) shall be governed by and construed in accordance with the laws of the State of Delaware, (c) may be executed in more than one counterpart, all of which together shall constitute one agreement and (d) constitutes the entire limited liability company agreement (as such term is used in the Delaware Act) of the Company and its members.

24. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

25. No Third Party Rights. Except for the provisions of Sections 19, 20 and 21 that benefit Indemnified Persons, the provisions of this Agreement are for the sole benefit of the Company, the Board and the Member, and no other Person, including any creditor of the Company, shall have any right or claim against the Company, the Board or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

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IN WITNESS WHEREOF, the undersigned hereby evidences its agreement to the terms and conditions hereof by executing and delivering this Agreement as of the date first above written.

Member:

CLEAR CHANNEL CAPITAL II, LLC

BY: CC Media Holdings, Inc., its Sole Member

BY:	/s/ Scott M. Sperling
	Name:	Scott M. Sperling
	Title:	President

[Signature Page to LLC Agreement of CCCI]

Exhibit A

Definitions

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 16, 2006 and amended on April 18, 2007, May 17, 2007 and May 13, 2008, by and among CC Media Holdings, Inc., a Delaware corporation, Mergerco, B Triple Crown Finco, LLC, T Triple Crown Finco, LLC and CCU.

“Person” means a natural person or a partnership, joint venture, association, corporation, trust, estate, limited liability company, unincorporated entity of any kind, governmental entity or any other legal entity.

Exhibit 8

Board of Managers

1. Tenure. Except as otherwise provided by law or by this Agreement, each Manager shall hold office until such Manager’s successor is appointed by the Member, or until such Manager sooner dies, resigns, is removed or becomes disqualified.

2. Resignations; Vacancies. Any Manager may resign at any time by delivering such Manager’s resignation in writing to the Member or at a meeting of the Board of Managers. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state. When a Manager resigns from the Board effective at a future date, the vote or action by written consent by the Member to fill the vacancy on the Board that would arise upon such resignation may be taken in advance of such resignation and become effective contemporaneously with such resignation. The Board shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of this Agreement as to the number of Managers required for a quorum or for any vote or other actions.

3. Board Meetings.

(a) Regular Meetings. Regular meetings of the Board may be held without call or notice at such places within or without the State of Delaware and at such times as the board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Managers.

(b) Special Meetings. Special meetings of the Board may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the chairman of the Board, if any, the president, if any, or by one-third or more in number of the Managers, reasonable notice thereof being given to each Manager by the secretary or by the chairman of the Board, if any, the president, if any, or any one of the Managers calling the meeting.

(c) Notice. It shall be reasonable and sufficient notice to a Manager to send notice (a) by giving notice to such Manager in person or by telephone at least twenty four (24) hours in advance of the meeting, (b) by sending a telecopy, electronic mail or other means of electronic transmission, or delivering written notice by hand, to the Manager’s last known business or home address at least twenty four (24) hours in advance of the meeting, or (c) by mailing written notice to the Manager’s last known business or home address at least seventy two (72) hours in advance of the meeting. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

(d) Quorum. A majority of the total number of Managers shall constitute a quorum for the transaction of business of the Board; a quorum shall not in any case be less than one-third of the total number of Managers constituting the whole Board. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

(e) Action by Vote. Except as may be otherwise provided by law or by this Agreement, when a quorum is present at any meeting the vote of a majority of the Managers voting on a matter shall be the act of the Board.

(f) Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all the members of the Board consent thereto in writing, and such writing or writings are filed with the records of the meetings of the board or of such committee. Such consent shall be treated for all purposes as the act of the Board.

(g) Participation in Meetings by Conference Telephone. Members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

(4) Compensation. In the discretion of the Board, each Manager may be paid such fees for his services as Manager and be reimbursed for his reasonable expenses incurred in the performance of his duties as director as the Board from time to time may determine. Nothing contained in this section shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation therefor.

(5) Interested Directors and Officers.

(a) No contract or transaction between the Company and one or more of its Managers or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of the Managers or officers of the Company are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Manager or officer is present at or participates in the meeting of the Board which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(I) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board and the Board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Managers, even though the disinterested Managers be less than a quorum; or

(II) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Member entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Member; or

(III) The contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board or the Member.

(b) Common or interested Managers may be counted in determining the presence of a quorum at a meeting of the Board which authorizes the contract or transaction.